LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that I, WALENTIN MIROSH, of Calgary, Alberta, do hereby authorize, constitute and appoint Christine R. Johnston, and failing her, any of Jane M. Brindle, Tereza L. Fonda, Kelly A. Galloway, Lisa M. Grams, Meghan A. Lindsay, Tara E. Shaw, or Avery C. Smith, each of Calgary, Alberta, or Jon A. Dobson or Patrick W. Neal of Houston, Texas, as my true agent and lawful attorney in fact, and in my place and stead and for my sole use and benefit to prepare, execute, deliver or file on my behalf, and as my act and deed, all insider reports required to be filed by me relating to my holdings of securities and related financial instruments, as applicable, of TransCanada Corporation, TransCanada PipeLines Limited, NOVA Gas Transmission Ltd. or TC PipeLines, LP with any regulatory authority of a jurisdiction in which such entity is a reporting issuer or holds a similar status, including but not limited to, filings with the Ontario Securities Commission, Autorité des marchés financiers, the Alberta Securities Commission, the Manitoba Securities Commission, the British Columbia Securities Commission, the United States Securities and Exchange Commission and any other securities regulatory bodies, stock exchange or organized market in Canada, the United States, or elsewhere.

I further undertake and agree to provide prompt notice to my agent and attorney in fact within the prescribed time limits of applicable securities laws of any changes in my holdings of the aforementioned securities and related financial instruments.

I hereby agree and covenant for myself, my heirs, executors and administrators, to ratify and confirm whatsoever my agent and attorney in fact shall lawfully do or cause to be done by virtue of these presents and irrevocably and unconditionally agree to indemnify and hold harmless and to keep indemnified and held harmless the agent and attorney in fact from and against any and all claims, liabilities, costs and expenses (including legal costs and expenses) which the agent and attorney in fact may incur or experience as a result of acting or agreeing to act as agent and attorney under this Power of Attorney.

This Power of Attorney shall be and remain in full force and effect until due notice in writing of its revocation shall have been given by me to my agent and attorney in fact and, if required, to any securities regulatory bodies or organized market, if any, where the aforementioned insider reports are required to be filed by me.

IN WITNESS WHEREOF, I have set my hand and seal, this 23rd day of July, 2014.

/s/ Walentin Mirosh
Name: WALENTIN MIROSH

SIGNED in the presence of:

/s/ Steven Becker
(witness)

/s/ Stuart P. Kampel
(witness)